Exhibit 99.1

Contacts:
Investor Relations		Media Relations
Jeff Norris 703.720.2455	Danielle Dietz 703.720.2455	Julie Rakes 804.284.5800	Tatiana Stead 703.720.2352

FOR IMMEDIATE RELEASE: July 18, 2012

Capital One Reports Second Quarter 2012 Net Income of $92 million,

or $0.16 per share

Both first and second quarter 2012 results were significantly impacted by acquisition accounting impacts and other items

McLean, Va. (July 18, 2012) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2012 of $92 million, or $0.16 per diluted common share, compared with net income of $1.4 billion, or $2.72 per diluted common share, for the first quarter of 2012, and net income of $911 million, or $1.97 per diluted common share, for the second quarter of 2011.

“While second quarter results reflect significant purchase accounting impacts and other items, the strong underlying performance of our businesses continues to demonstrate that we’re well positioned to deliver sustained shareholder value,” said Richard Fairbank, Chairman and Chief Executive Officer. “We’re focused on delivering that value, including distributing capital to shareholders through a meaningful dividend and opportunistic share buybacks, consistent with our long-standing commitment to maintaining a strong and resilient capital base.”

Total Company Results

All comparisons in the following paragraphs are for second quarter 2012 compared to first quarter 2012 unless otherwise noted.

Loan and Deposit Volumes

Period-end loans held for investment increased $28.9 billion, or 17 percent, driven largely by the $27.6 billion addition of HSBC U.S. Card portfolio to the Domestic Card business. Period-end loans in

Capital One Second Quarter 2012 Earnings

the Domestic Card business increased by $27.6 billion. Period-end loans in Commercial Banking increased $1.1 billion, or 3 percent, to $36.1 billion, and period-end loans in Auto Finance grew $1.7 billion, or 7 percent, to $25.3 billion.

Average loans in the quarter grew by $39.7 billion, or 26 percent, to $192.6 billion, primarily as a result of the addition of the HSBC U.S. Card portfolio and the full quarter impact of the ING Direct acquisition.

Period-end total deposits decreased $2.6 billion to $213.9 billion, driven by a reduction in deposits in legacy banking segments. Deposit interest expense decreased 6 basis points in the quarter to 0.76 percent.

Other

As previously released, the company announced regulatory settlements related to cross-sell activities in its domestic card business. As a result, the company recorded $60 million in civil money penalties in non-interest expense. The company also announced that, pursuant to its agreement with the OCC, it is setting aside $150 million in cash to fund expected customer refunds. The total income statement impact of these expected refunds is approximately $116 million, including a $75 million reserve accrued in the first quarter to reverse previously recognized revenues and an additional $41 million additional reserve this quarter to reflect the final agreements with the company’s regulators. Additionally, the company is no longer recognizing revenue for any amounts billed for these products. This includes approximately $24 million of billed amounts in the second quarter. Until they receive their refunds later in the year, the company continues to bill affected customers for products sold to ensure continuity of coverage.

Revenues

Total net revenue in the second quarter of 2012 was $5.1 billion, an increase of $120 million, or 2 percent. Net interest income increased by $587 million, or 17 percent, in the quarter to $4.0 billion, primarily due to a 20 percent increase in average interest-earning assets resulting from the partial quarter impact of the HSBC U.S. Card acquisition and the full quarter impact of the ING Direct acquisition. Net interest income for the quarter was unfavorably impacted by certain charges related to the HSBC U.S. Card acquisition, including an expense of $174 million to establish a finance charge and fee reserve for estimated uncollectible billed finance charges and fees and loan premium amortization

Capital One Second Quarter 2012 Earnings

expense of $63 million. Non-interest income declined $467 million, or 31 percent, in the quarter, driven primarily by the absence of the bargain purchase gain of $594 million related to the purchase of ING Direct recognized in the first quarter of 2012. Total net revenue was reduced by $41 million to reverse previously recognized revenues in connection with remediation activities related to cross-sell in the Domestic Card business.

Net Interest Margin

Net interest margin declined 16 basis points in the quarter to 6.04 percent, as lower asset yields were partially offset by the favorable changes in our funding mix. The decrease in asset yields was primarily driven by lower yields in Domestic Card, which largely resulted from the finance charge and fee reserve build related to HSBC acquisition accounting. Cost of funds was lower by 14 basis points, driven by the favorable impact of a full quarter ING Direct’s deposits on the company’s funding mix.

Non-Interest Expenses

Operating expense for the second quarter increased $625 million, or 29 percent, driven by the inclusion of a full quarter of ING Direct and a partial quarter of HSBC operating expenses and expenses related to the HSBC U.S. Card acquisition, including $85 million of PCCR amortization. As previously mentioned, the company recognized expense of $60 million in regulatory fines related to cross-sell activities in the Domestic Card business. The company also recognized an expense of $98 million for net litigation reserves to cover interchange and other settlements in the quarter. This reserve contemplates the anticipated short-term reduction in interchange fees going forward as well as additional amounts relating to a variety of other pending claims.

Provision for Credit Losses

Provision for credit losses of $1.7 billion in the quarter included a $1.2 billion allowance build for the non-impaired loans brought on to the balance sheet as a result of the HSBC U.S. Card acquisition. Strong credit performance in legacy businesses led to a $259 million allowance release in the quarter, driven by continued stability in credit performance including a lower levels of charge-offs.

The net charge-off rate was 1.53 percent in the second quarter of 2012, down from 2.04 percent, driven by the absence of charge-offs in the HSBC U.S. Card portfolio which were absorbed by the credit marks that were established through acquisition accounting, as well as continued improvement in credit in the legacy businesses.

Capital One Second Quarter 2012 Earnings

Net Income

Net income from continuing operations before income tax of $236 million in the quarter was significantly impacted by acquisition accounting and other items including those outlined above. Net income declined to $92 million from $1.4 billion in the prior quarter.

Discontinued Operations

The company recognized a $180 million representation and warranty expense, of which $154 million was recorded in discontinued operations and $26 million which was recorded in non-interest income in continuing operations. The representation and warranty reserve now stands at $1.0 billion.

Capital Ratios

The company’s estimated Tier 1 common ratio was approximately 9.9 percent as of June 30, 2012, down from 11.9 percent at March 31, 2012. The company’s capital position remains strong after the closing of the HSBC U.S card transaction.

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on July 19, 2012 at 8:30 AM, Eastern Standard Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation to GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 2, 2012 at 8:30 AM.

Forward-looking statements

The company cautions that its current expectations in this release dated July 18, 2012 and the company’s plans, objectives, expectations and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise.

Certain statements in this release are forward-looking statements, including those that discuss, among other things: strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, accruals for claims in litigation and for other claims against the company, earnings per share or other financial measures for the company; future financial and

Capital One Second Quarter 2012 Earnings

operating results; the company’s plans, objectives, expectations and intentions; the projected impact and benefits of the acquisition of ING Direct and HSBC’s U.S. Card business (the “Transactions”); and the assumptions that underlie these matters. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause the company’s actual results to differ materially from those described in such forward-looking statements, including, among other things: general economic and business conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting employment levels, interest rates, consumer income and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions in the credit environment); the possibility that the company may not fully realize the projected cost savings and other projected benefits of the Transactions; difficulties and delays in integrating the assets and businesses acquired in the Transactions; business disruption during the pendency of or following the Transactions; diversion of management time on issues related to the Transactions, including integration of the assets and businesses acquired; reputational risks and the reaction of customers and counterparties to the Transactions; disruptions relating to the Transactions negatively impacting the company’s ability to maintain relationships with customers, employees and suppliers; changes in asset quality and credit risk as a result of the Transactions; the accuracy of estimates and assumptions the company uses to determine the fair value of assets acquired and liabilities assumed in the Transactions, and the potential for its estimates or assumptions to change as additional information becomes available and the company completes the accounting analysis of the Transactions; financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder; developments, changes or actions relating to any litigation matter involving the company; the inability to sustain revenue and earnings growth; increases or decreases in interest rates; the company’s ability to access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth; the success of the company’s marketing efforts in attracting and retaining customers; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof, including increases or decreases resulting from factors such as shifting product mix, amount of actual marketing expenses the company incurs and attrition of loan balances; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against the company; the amount and rate of deposit growth; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to maintain a compliance infrastructure suitable for its size and complexity; the company’s ability to control costs; the amount of, and rate of growth in, the company’s expenses as its business develops or changes or as it expands into new market areas; the company’s ability to execute on its strategic and operational plans; any significant disruption of, or loss of public confidence in, the United States Mail service affecting the company’s response rates and consumer payments; the company’s ability to recruit and retain experienced personnel to assist in the management and operations of new products and services; changes in the labor and employment markets; fraud or misconduct by the company’s customers, employees or business partners; competition from providers of products and services that

Capital One Second Quarter 2012 Earnings

compete with the company’s businesses; and other risk factors set forth from time to time in reports that the company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2011.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., Capital One Bank (USA), N. A., and ING Bank, fsb, had $213.9 billion in deposits and $296.6 billion in total assets outstanding as of June 30, 2012. Headquartered in McLean, Virginia, Capital One and ING Direct offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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